EXHIBIT 99.1

TPI to Open New Wind Blade Manufacturing Hub in India and Signs Blade Supply Agreement with Vestas

SCOTTSDALE, Ariz., Jan. 11, 2019 (GLOBE NEWSWIRE) -- TPI Composites, Inc., (TPI) (Nasdaq: TPIC), the largest U.S.-based independent manufacturer of composite wind blades, announced today that it has signed a multiyear supply agreement with Vestas Wind Systems A/S (Vestas) to provide blades from four manufacturing lines (with an option to add more lines) for India and export markets. The blades will be produced at a new Indian facility in the greater Chennai region which TPI plans to open for production in the first quarter of 2020. TPI’s new state-of-the-art manufacturing hub will be able to reliably and cost-effectively serve the India and global wind markets for multiple customers.

“We are pleased to announce a significant new global wind blade manufacturing hub in India with Vestas as our first customer,” said Steve Lockard, President and CEO of TPI.

Jean-Marc Lechêne, Executive Vice President and COO of Vestas added, “We are pleased to be strengthening our global manufacturing footprint with our partner, TPI, to provide the wind energy market with high-quality, cost competitive wind blades. This supply agreement also underlines our commitment to the Indian renewable energy industry through continued investment and job creation with the goal of building up India as a global manufacturing hub.”

TPI currently produces blades for Vestas in China, Turkey and Mexico.

About TPI Composites, Inc.

TPI Composites, Inc. is the only independent manufacturer of composite wind blades for the wind energy market with a global manufacturing footprint. TPI delivers high-quality, cost-effective composite solutions through long-term relationships with leading OEMs in the wind and transportation markets. TPI is headquartered in Scottsdale, Arizona and operates factories throughout the U.S., China, Mexico, and Turkey.

Investor Contact:
investors@tpicomposites.com
480-315-8742

About Vestas Wind Systems A/S

Vestas is the energy industry’s global partner on wind power solutions. Vestas designs, manufactures, installs, and services wind turbines across the globe, and with close to 82 GW of wind turbines in 76 countries, Vestas has installed more wind power than anyone else. Through Vestas’ industry-leading smart data capabilities and unparalleled more than 71 GW of wind turbines under service, Vestas uses data to interpret, forecast, and exploit wind resources and deliver best-in-class wind power solutions. Together with Vestas customers, Vestas’ more than 21,800 employees are bringing the world sustainable energy solutions to power a bright future.

We invite you to learn more about Vestas by visiting our website at www.vestas.com and following Vestas on our social media channels.

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